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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
of CIBER, Inc.:

        We consent to the use of our report dated February 6, 2004, with respect to the consolidated balance sheets of CIBER, Inc. and subsidiaries as of December 31, 2003, and 2002, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2003, incorporated herein by reference.

        Our report dated February 6, 2004 refers to a change in accounting for intangible assets in 2002 and for business combinations in 2001.

/s/ KPMG LLP

KPMG LLP

Denver, Colorado
May 27, 2004

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Consent of Independent Registered Public Accounting Firm